As filed with the Securities and Exchange Commission on August 15, 2011
Registration No. 333‑_______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________
FORM S‑8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________
HOOPER HOLMES, INC.
(Exact name of registrant as specified in its charter)

New York	22-1659359
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

170 Mt. Airy Road
Basking Ridge, New Jersey	07920
(Address of principal executive offices)	(Zip Code)
HOOPER HOLMES, INC.
2011 OMNIBUS EMPLOYEE INCENTIVE PLAN
(Full title of the Plan)

Ransom J. Parker
President and Chief Executive Officer
Hooper Holmes, Inc.
170 Mt. Airy Road
Basking Ridge, New Jersey
(908) 766‑5000
(Name, address and telephone number of agent for service)

Copy to:
David E. Weiss, Esq.
Sills Cummis & Gross P.C.
Thirty Rockefeller Plaza, 29th Floor
New York, New York 10112
(212) 643-7000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer    [ ]                Accelerated filer         [ ]

Non-accelerated filer     [ ]                Smaller reporting company    [X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $.04 par value	1,500,000	$0.83	$1,245,000	$144.54
(1)    In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of any stock split, stock dividend, recapitalization or other similar transaction.
(2)    Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low sales prices of Hooper Holmes, Inc. Common Stock as reported on the NYSE Amex on August 11, 2011 (i.e., $0.83). Pursuant to Rule 457(h)(2), no separate registration fee is provided for the participation interests in the 2011 Omnibus Employee Incentive Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Not required to be included in this Form S‑8 Registration Statement pursuant to the introductory Note to Part I of Form S‑8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a)    The Registrant's Annual Report on Form 10‑K for the year ended December 31, 2010, as filed with the Commission on March 14, 2011;
(b)    The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, as filed with the Commission on May 13, 2011.
(c)    The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, as filed with the Commission on August 12, 2011.
(d)    The Registrant's Current Reports on Form 8-K, as filed with the Commission on March 14, 2011, April 7, 2011, May 16, 2011 and May 26, 2011; and
(e)    The description of the Registrant's Common Stock contained or incorporated in its Registration Statement on Form S-3 (Registration No. 333-94729), initially filed by the Registrant with the Commission on January 14, 2000, including any amendments or reports filed for the purpose of updating such description.
All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding any portions thereof furnished under Items 2.02 or 7.01 of Form 8-K and any exhibits relating to Items 2.02 or 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. 1350 unless specifically stated to the contrary, prior to the filing of a post‑effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.
Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
None.

Item 6.    Indemnification of Directors and Officers.
Pursuant to Section 5.1 of the Registrant's Restated By-Laws, the Registrant agrees to indemnify any person who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, including an action by or in the right of the Registrant to procure a judgment in its favor and an action by or in the right of any other entity, which any director or officer of the Registrant is serving, has served or has agreed to serve in any capacity at the request of the Registrant, by reason of the fact that such person (or such person's testator or intestate) is or was or has agreed to become a director or officer of the Registrant or is or was serving or has agreed to serve such other entity in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorneys' fees, incurred in connection with such action or proceeding or any appeal therein, in each case to the fullest extent permissible under Sections 721-726 of the Business Corporation Law of the State of New York (the “BCL”). Notwithstanding the foregoing, the Registrant shall not indemnify any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.
Reference is made to Sections 721-726 of the BCL, which are summarized below.
Section 721 of the BCL provides, among other things, that indemnification pursuant to the BCL will not be deemed exclusive of other indemnification rights to which a director or officer may be entitled, provided that no indemnification may be made if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.
Section 722(a) of the BCL provides, among other things, that a corporation may indemnify a person made, or threatened to be made, a party to any civil or criminal action or proceeding, other than an action by or in the right of the corporation to procure judgment in its favor but including an action by or in the right of any other corporation or entity which any director or officer served in any capacity at the request of the corporation, by reason of the fact that he or his testator or intestate was a director or officer of the corporation or served such other entity in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service to any other entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. With respect to actions by or in the right of the corporation to procure judgment in its favor, Section 722(c) of the BCL provides that a person who is or was a director or officer of the corporation or who is or was serving at the request of the corporation as a director or officer of any other corporation or entity may be indemnified against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense or settlement of such an action, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service to any other entity, not opposed to, the best interests of the corporation and that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and to the extent an appropriate court determines that the person is fairly and reasonably entitled to partial or full indemnification.
Section 723 of the BCL specifies, among other things, the manner in which the corporation may authorize payment of such indemnification. It provides that a director or officer who has been successful, whether on the merits or otherwise, in defending an action or proceeding of the character described in Section 722 of the BCL, shall be entitled to indemnification by the corporation. Except as provided in the preceding sentence, indemnification may be made by the corporation only if authorized in the specific case by one of the corporate actions set forth in Section 723 (unless ordered by a court under Section 724 of the BCL).

Section 724 of the BCL provides, among other things, that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723(a) of the BCL.
Section 725 of the BCL contains, among other things, certain other miscellaneous provisions affecting the indemnification of directors and officers, including provision for the return of amounts paid as indemnification if any such person is ultimately found not to be entitled to the indemnification.
Section 726 of the BCL authorizes the purchase and maintenance of insurance to indemnify (i) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (ii) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (iii) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.
In addition, Section 402(b) of the BCL provides that a corporation may include a provision in its certificate of incorporation limiting the liability of its directors to the corporation or its shareholders for damages for the breach of any duty, except for a breach involving intentional misconduct, bad faith, a knowing violation of law or receipt of an improper personal benefit or for certain illegal dividends, loans or stock repurchases. Article Eleventh of the Registrant's Amended and Restated Certificate of Incorporation contains such a provision.
Further, the Registrant maintains insurance policies that insure its officers and directors against certain liabilities. The Registrant has also entered into agreements with certain of its officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers to the fullest extent permitted by law.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.

EXHIBIT NUMBER	DESCRIPTION
3.1	Amended and Restated Certificate of Incorporation of Hooper Holmes, Inc. (1)
3.2	Restated Bylaws of Hooper Holmes, Inc. (2)
4.1	Hooper Holmes, Inc. 2011 Omnibus Employee Incentive Plan. (3)
5.1*	Opinion of Sills Cummis & Gross P.C., counsel for the Registrant, as to the legality of the shares of Common Stock being registered on this Registration Statement.
23.1*	Consent of Counsel (contained in Exhibit 5.1).
23.2*	Consent of Independent Registered Public Accounting Firm.
24.1*	Power of Attorney (Included on the signature page to this Registration Statement).
___________________
* Filed herewith.

(1)    Incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K dated June 2, 2010.
(2)    Incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K dated February 17, 2011.
(3)    Incorporated by reference to the Registrant's Proxy Statement for the Annual Meeting of Shareholders held on May 24, 2011.

Item 9.    Undertakings.
The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post‑effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that: paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post‑effective amendment by those paragraphs is contained in periodic reports filed by the Registrant with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Basking Ridge, State of New Jersey, on the 15th day of August 2011.
HOOPER HOLMES, INC.
By: /s/ Ransom J. Parker
Ransom J. Parker
President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Hooper Holmes, Inc., a New York corporation (the “Corporation”), hereby constitute and appoint Ransom J. Parker and Michael J. Shea and each of them, the true and lawful agents and attorneys‑in‑fact of the undersigned with full power and authority in said agents and attorneys‑in‑fact, and in any one or more of them, to sign for the undersigned and in their respective names as officers and as directors of the Corporation, a Registration Statement on Form S‑8 (or other appropriate form) (the “Registration Statement”) relating to the proposed issuance of Common Stock, par value $0.04 per share, of the Corporation pursuant to options issued or to be issued under the Hooper Holmes, Inc. 2011 Omnibus Employee Incentive Plan (or any and all amendments, including post‑effective amendments, to such Registration Statement) and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution, hereby ratifying and confirming all that each of said attorneys‑in‑fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S‑8 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Ransom J. Parker Ransom J. Parker	President and Chief Executive Officer (Principal Executive Officer) and Director	August 15, 2011
/s/ Michael J. Shea Michael J. Shea	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 15, 2011
/s/ Larry Ferguson Larry Ferguson	Chairman of the Board	August 15, 2011
/s/ Ronald V. Aprahamian Ronald V. Aprahamian	Director	August 15, 2011
/s/ Dr. Elaine Rigolosi Dr. Elaine Rigolosi	Director	August 15, 2011
/s/ Kenneth R. Rossano Kenneth R. Rossano	Director	August 15, 2011
/s/ Thomas A. Watford Thomas A. Watford	Director	August 15, 2011

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
3.1	Amended and Restated Certificate of Incorporation of Hooper Holmes, Inc. (1)
3.2	Restated Bylaws of Hooper Holmes, Inc. (2)
4.1	Hooper Holmes, Inc. 2011 Omnibus Employee Incentive Plan. (3)
5.1*	Opinion of Sills Cummis & Gross P.C., counsel for the Registrant, as to the legality of the shares of Common Stock being registered on this Registration Statement.
23.1*	Consent of Counsel (contained in Exhibit 5.1).
23.2*	Consent of Independent Registered Public Accounting Firm.
24.1*	Power of Attorney (Included on the signature page to this Registration Statement).
________________
* Filed herewith.

(1)    Incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K dated June 2, 2010.
(2)    Incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K dated February 17, 2011.
(3)    Incorporated by reference to the Registrant's Proxy Statement for the Annual Meeting of Shareholders held on May 24, 2011.